Exhibit 4.2.3

           CLASS A COMMON STOCK PURCHASE WARRANTS - TARACAY INVESTORS

      Class A Warrants to purchase 3,623 shares of common stock, par value $.01 per share (the "Common Stock"), of Risk Capital Holdings, Inc. ("RCHI") issued to Taracay Investors ("Taracay") on September 28, 1995, are substantially identical in all material respects to the Class A Warrants to purchase 35,980 shares of Common Stock issued to Taracay on September 19, 1995 (the "September 19th Warrant"). A copy of the September 19th Warrant has been previously filed as an exhibit to RCHI's Annual Report on Form 10-K for the year ended December 31, 1995.